United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-

1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)**

KongZhong Corporation

(Name of Issuer)

American Depositary Shares and Ordinary Shares, .0000005 Par Value*

(Title of Class of Securities)

500479104 (CUSIP Number)

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	Not for trading, but only in connection with the registration of American Depositary Shares each representing 40 ordinary shares.
**	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. Of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Ventures L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

2,010,784* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

2,010,784* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

2,010,784* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.8%
12.	Type of Reporting Person (see Instructions)

PN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. Draper Fisher Jurvetson ePlanet Ventures L.P. has beneficial ownership of 80,431,360 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Partners, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

2,010,784* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

2,010,784* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

2,010,784* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.8%
12.	Type of Reporting Person (see Instructions)

OO

*These	shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. Draper Fisher Jurvetson ePlanet Partners, Ltd. has beneficial ownership of 80,431,360 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Partners Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

41,761* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

41,761* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

41,761* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.1%
12.	Type of Reporting Person (see Instructions)

OO

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. Draper Fisher Jurvetson ePlanet Partners Fund, LLC has beneficial ownership of 1,670,440 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Germany

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

35,496* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

35,496* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

35,496* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.1%
12.	Type of Reporting Person (see Instructions)

PN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG has beneficial ownership of 1,419,840 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Germany

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

35,496* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

35,496 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

35,496* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.1%
12.	Type of Reporting Person (see Instructions)

OO

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. Draper Fisher Jurvetson ePlanet Verwaltungs GmbH has beneficial ownership of 1,419,840 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

1,106,098* (See Items 2 and 4)
6. Shared Voting Power

2,088,041* (See Items 2 and 4)
7. Sole Dispositive Power

1,106,098* (See Items 2 and 4)
8. Shared Dispositive Power

2,088,041* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,194,139* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

9.2%
12.	Type of Reporting Person (see Instructions)

IN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. This Schedule reports beneficial ownership of 127,765,560 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

2,088,041* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

2,088,041* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

2,088,041* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.0%
12.	Type of Reporting Person (see Instructions)

IN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. This Schedule reports beneficial ownership of 127,765,560 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

2,088,041* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

2,088,041* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

2,088,041* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

6.0%
12.	Type of Reporting Person (see Instructions)

IN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. This Schedule reports beneficial ownership of 127,765,560 ordinary shares.

CUSIP NUMBER 500479104

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Asad Jamal
2.	Check the Appropriate Box if a Member of a Group (see Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United Kingdom

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

2,046,280* (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

2,046,280* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

2,046,280* (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.9%
12.	Type of Reporting Person (see Instructions)

IN

*	These shares represent American Depositary Shares (“ADS”) which are listed for trading. As set out in KongZhong Corporation’s Form F-1/A filed July 7, 2004, each ADS represents 40 ordinary shares. This Schedule reports beneficial ownership of 81,851,200 ordinary shares.

Item 1	(a)	Name of Issuer:

KongZhong Corporation

Item 1	(b)	Address of Issuer’s principal executive offices:

81F Tower #1 Yuetan Building No. 2 Yuetan North Street Beijing, China 100045

Item 2.		This Schedule 13G is filed on behalf of (i) Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership, (ii) Draper Fisher Jurvetson ePlanet Partners, Ltd., a Cayman Islands exempted limited liability company, (iii) Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company, (iv) Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership, (v) Draper Fisher Jurvetson ePlanet Verwaltungs GmbH, a German limited liability company, (vi) Timothy C. Draper, a United States citizen (“Draper”), (vii) John H. N. Fisher, a United States citizen (“Fisher”), (viii) Stephen T. Jurvetson, a United States citizen (“Jurvetson”) and (ix) Asad Jamal, a United Kingdom citizen (“Jamal”).

Relationships

(1) Draper Fisher ePlanet Ventures L.P. is a Cayman Islands limited partnership (“Fund”).

(2) Draper Fisher Jurvetson ePlanet Partners, Ltd. (“ePlanet Ltd.”) is the general partner of the Fund. The managing directors of the general partner of the Fund are Messrs. Draper, Fisher, Jurvetson and Jamal.

(3) Draper Fisher Jurvetson ePlanet Partners Fund, LLC (“ePlanet Partners Fund LLC”) is a side-by-side fund of the Fund. Decisions with respect to ePlanet Partners Fund LLC securities are made automatically in conjunction with decisions by the Fund.

(4) Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG (“ePlanet GmbH”) is a side-by-side limited partnership to the Fund. Draper Fisher Jurvetson ePlanet Verwaltungs GmbH (“ePlanet Verwaltungs GmbH”) is the general partner of ePlanet GmbH. The managing directors of ePlanet Verwaltungs GmbH are Messrs. Draper, Fisher, Jurvetson and Jamal.

Messrs. Draper, Fisher, Jurvetson and Jamal disclaim beneficial ownership of the shares held directly by the Fund, ePlanet Ltd, ePlanet Partners Fund LLC, ePlanet GmbH, and ePlanet Verwaltungs GmbH, except to the extent of their pecuniary interest therein.

Item 2	(a)	Name of person filing:

Draper Fisher Jurvetson ePlanet Ventures L.P.

Draper Fisher Jurvetson ePlanet Partners, Ltd.

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH

Timothy C. Draper

John H. N. Fisher

Stephen T. Jurvetson

Asad Jamal

Item 2	(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2	(c)	Citizenship:

		Draper Fisher Jurvetson ePlanet Ventures L.P.	Cayman Islands

		Draper Fisher Jurvetson ePlanet Partners, Ltd.	Cayman Islands

		Draper Fisher Jurvetson ePlanet Partners Fund, LLC	United States

		Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG	Germany

		Draper Fisher Jurvetson ePlanet Verwaltungs GmbH	Germany

		Timothy C. Draper	United States

		John H. N. Fisher	United States

		Stephen T. Jurvetson	United States

		Asad Jamal	United Kingdom

Item 2	(d)	Title of class of securities:

American Depositary Shares and Ordinary Shares

Item 2	(e)	CUSIP No.:

500479104

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐	Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

	(h)	☐	A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Fisher Jurvetson ePlanet Ventures L.P.

	A.	Amount Beneficially owned:

2,010,784

	B.	Percent of Class:

5.8%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

2,010,784

		3.	sole dispositive power:

0

		4.	shared dispositive power:

2,010,784

Draper Fisher Jurvetson ePlanet Partners, Ltd.

	A.	Amount Beneficially owned:

2,010,784

	B.	Percent of Class:

5.8%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

2,010,784

		3.	sole dispositive power:

0

		4.	shared dispositive power:

2,010,784

Draper Fisher Jurvetson ePlanet Partners Fund, LLC

	A.	Amount Beneficially owned:

41,761

	B.	Percent of Class:

0.1%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

41,761

		3.	sole dispositive power:

0

		4.	shared dispositive power:

41,761

Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG

	A.	Amount Beneficially owned:

35,496

	B.	Percent of Class:

0.1%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

35,496

		3.	sole dispositive power:

0

		4.	shared dispositive power:

35,496

Draper Fisher Jurvetson ePlanet Verwaltungs GmbH

	A.	Amount Beneficially owned:

35,496

	B.	Percent of Class:

0.1%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

35,496

		3.	sole dispositive power:

0

		4.	shared dispositive power:

35,496

Timothy C. Draper

	A.	Amount Beneficially owned:

3,194,139

	B.	Percent of Class:

9.2%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

1,106,098

		2.	shared voting power:

2,088,041

		3.	sole dispositive power:

1,106,098

		4.	shared dispositive power:

2,088,041

John H. N. Fisher

	A.	Amount Beneficially owned:

2,088,041

	B.	Percent of Class:

6.0%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

2,088,041

		3.	sole dispositive power:

0

		4.	shared dispositive power:

2,088,041

Stephen T. Jurvetson

	A.	Amount Beneficially owned:

2,088,041

	B.	Percent of Class:

6.0%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

2,088,041

		3.	sole dispositive power:

0

		4.	shared dispositive power:

2,088,041

Asad Jamal

	A.	Amount Beneficially owned:

2,046,280

	B.	Percent of Class:

5.9%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

2,046,280

		3.	sole dispositive power:

0

		4.	shared dispositive power:

2,046,280

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

Draper Fisher Jurvetson ePlanet Ventures L.P.

By: Draper Fisher Jurvetson ePlanet Partners, Ltd.
(General Partner)

	By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	Managing Director

Draper Fisher Jurvetson ePlanet Partners, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson ePlanet Partners Fund,
LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Draper Fisher Jurvetson ePlanet Ventures
GmbH & Co. KG

By: Draper Fisher Jurvetson ePlanet Verwaltungs
GmbH (General Partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson ePlanet
Verwaltungs GmbH

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

/s/ Timothy C. Draper Timothy C. Draper

/s/ John H.N. Fisher John H.N. Fisher

/s/ Stephen T. Jurvetson Stephen T. Jurvetson

/s/ Asad Jamal Asad Jamal

Exhibit Index

Exhibit	Description
99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith